Exhibit 1A (4B)

A CONFIDENTIALITY REQUEST HAS BEEN MADE FOR THIS EXHIBIT PURSUANT TO SEC RULE 406

CONTRACT FOR THE RENTAL OF DISTRIBUTED GENERATION SYSTEM EQUIPMENT -DGS THAT BETWEEN THEM CELEBRATE TELEFÔNICA BRASIL S.A. AND ENERGEA PALMAS S.A.

By this particular instrument and in the best form of law, on the one hand:

(i)	ENERGEA PALMAS GERAÇÃO S.A., a corporation, regularly registered with CNPJ/MF under no. 37.262.305/0001-81, with headquarters and domicile in Praça Dr. Clarismundo Pontes, 176, Sala 03, Centro, Caetité, Estado da Bahia, CEP 46400-000, in accordance with the respective constitutive acts (“LESSOR”);

And on the other hand:

(i)	TELEFÔNICA BRASIL S.A., a corporation, headquartered at Av. Engenheiro Luiz Carlos Berrini, nº 1.376, Bairro Cidade Monções, Cidade de São Paulo, State of São Paulo, registered with CNPJ under no. 02.558.157/0001-62, by you and by your subsidiaries, in this act represented in its Bylaws (“LESSEE”)

LESSOR AND LESSEE hereinafter referred to in isolation as “Party “and, together, as “Parties”;

Also having as INTERVENING PARTY:

(ii)	GERA ENERGIA BRASIL S.A., a corporation, regularly registered with CNPJ/MF under no. 26, 547.341/0001-7575, with headquarters and domicile at Rua Voluntários da Pátria, 190, grupo 925, Botafogo, in the municipality of Rio de Janeiro, State of Rio de Janeiro, in the terms provided for in their respective constitutive acts (“INTERVENING PARTY”);

WHEREAS:

I.	The LESSEE is a company in the telephone segment and seeks its self-sufficiency in energy production, by means of a generating unit(s) framed as Distributed Generation, which will be associated with the Consumer Units owned by the LESSEE for the purpose of registration in the Electric Energy Compensation System, hereinafter referred to as the SYSTEM, subject to the requirements set forth in Normative Resolution No. 482/2012 of the National Electric Energy Agency - ANEEL (“ANEEL”);

II.	The LESSOR has full knowledge of the regulations of the electricity sector applicable to distributed generation, pursuant to ANEEL Normative Resolution No. 482/2012; Module 3 of the Electric Power Distribution Procedures in the National Electric System - PRODIST; as well as the other applicable regulations;

III.	The lease of the equipment will have a period of 240 (two hundred and forty) months from the date of start of use of energy credits through the compensation system in the form of ANEEL Normative Resolution No. 482/2012 by the LESSEE, as established in this instrument, and it will be made through the payment, by the LESSE, of the Rent, which represents the entire consideration necessary to remunerate the LESSOR for the use and enjoyment of the equipment that makes up the Distributed Generation System (“DGS”);

IV.	The LESSOR, in order to meet the needs of the LESSEE, will carry out, solely and exclusively due to this Agreement, the investments necessary for the implementation of the DGS.

RESOLVE, by common agreement, to enter into this Equipment Rental Agreement (Distributed Generation Systems (DGS) (“Contract”), Contract in accordance with the following clauses, terms and conditions:

1.	DEFINITIONS AND INTERPRETATION

1.1 The following annex, duly initialed by the Parties, is part of this Agreement:

(i) Annex I - Financial Conditions, Price, Billing and Payment.

1.2 References to any document or other instruments include all its changes, substitutions and consolidations and their complementation, unless expressly provided differently or if the context so indicates.

1.3 DGS comprises the system developed and implemented by LESSOR, capable of generating electricity in the remote self-consumption modality and intended for the compensation of electricity consumed by the Consumer Units of the LESSEE, located in each specific concession area, pursuant to REN ANEEL 482/2012.

2.	OF THE OBJECT

2.1. The purpose of this Agreement is to à lease the CGS-related DGS by THE LESSOR to LESSEE, for the period established in Clause 3 in the concession area of the DISTRIBUTOR COELBA and installed at Pingo Alto Farm. ..

2.1.1. The DGS is intended for the own consumption, by the LESSEE, of electricity that will be compensated in other units of consumption owned by the LESSEE, in accordance with the legislation in force.

2.1.2. For the purpose of fulfilling the purpose of this Agreement, LESSOR will make available to THE LESSEE the equipment that composes the DGS in conditions of prompt and full operation.

3.	OF THE RENTAL PERIOD

3.1. This Agreement shall be valid from the date of its signature, for a period of twenty (20) years, from the beginning of the effective compensation of electricity for the benefit of the LESSEE (“Lease Period”).

3.2. The non-occurrence or delay in the availability of the DGS and/or its framework with the Local Energy Concessionaire due to acts of third parties over which the LESSOR has no interference, such as, however, not limited to delays arising from environmental, archaeological and regulatory bodies, provided that the diligence of the LESSOR in the solution of the obstacles is proven and provided that it has not proven to have competed for the occurrence of such delays, it will exempt the LESSOR from any liability, penalty or indemnification of any nature

3.3. The DGS must be delivered by THE LESSOR on the date agreed in perfect conditions of use, which will also serve as a survey report for the purpose of proving the state of the leased thing.

3.4. At the end of the Rental Period, the DGS will be returned immediately to the LESSOR, which may enjoy it freely.

4.	RENT AMOUNT

4.1. After the beginning of the term count in accordance with clause 3.1 above, the LESSEE will pay monthly to the LESSOR, as Rent of the DGS, the following fixed amount:

VLmês = R$ 200, 703.93 (two hundred thousand, seven hundred and three reais and ninety-three cents).

4.2. The Rental Amount will be charged monthly from the LESSEE, and the payment will start only from the beginning of the energy compensation with the local Distributor.

4.2.1.	The payment terms must be observed in accordance with the standard required by the LESSEE (Annex I).

4.3. Any taxes or legal charges created, amended or terminated, incidents directly on the subject matter of this Agreement and other documents that incorporate it, when occurring after the date of signing the Agreement, of proven and relevant direct repercussion on the prices of this Agreement, shall imply the revision of these for more or less, as the case may be.

4.3.1.	Each Party shall be responsible for the payment of taxes to which they may be obliged under Brazilian law.

4.3.2.	The LESSOR shall reimburse the LESSEE for any and all tax assessments drawn up by the federal, state or municipal tax authorities, in relation to taxes, fines and moratorium increases, which are imposed on it as a result of non-collection of taxes or non-compliance with ancillary obligations arising from the contracted object, as a principal taxpayer, substitute, joint and several or responsible, the LESSEE is already authorized to make the payment of any assessments, charges, charges, notifications or similar, that have promoted against him, being guaranteed the right to immediate reimbursement, by the LESSOR, of all the amount spent, in a single installment, within a maximum of 10 (ten) calendar days counted from the notification of the LESSEE in this sense.

4.4. The rent will be adjusted annually, always in January, and the base date of January 2020 will be adjusted. The update will be made by the variation of the IPCA/IBGE accumulated in the 12 (twelve) months prior to the adjustment and, in the absence of this, by any other official index that replaces it. The adjustment will be automatic. However, the LESSOR must inform the LESSEE the adjustment index and new rent value at least ten days before the due date, otherwise the LESSEE authorized to postpone the payment of the rent increase for an equal number of days, without incurring charges.

4.5. By virtue of the nature of the Agreement, the Parties agree that the Rent, adjusted in the form defined above, is sufficient and necessary to remunerate The LESSOR throughout the contracted period and waive reciprocally and in advance the right to review the value of the rents during the entire term of the lease, which shall be readjusted only as described in Clause 4.4 above.

4.6. If, at any time, it is found that the DGS is not proven to be capable of operation for the purposes for which it is intended, including failure to meet the requirements and technical specifications, the LESSEE may suspend the payment of the remuneration provided for in clause 4 until the suitability of the DGS is again verified, and no amount is definitively due for the respective days on which there was no effective compensation of electricity under REN ANEEL 482/2012.

5.	OF THE OBLIGATIONS OF THE PARTIES

5.1. Without prejudice to the other obligations set forth in the Agreement, the LESSOR’s following obligations are:

a)	Strictly observe and comply with all applicable laws applicable to your business and/or activities to be performed pursuant to this Agreement;

b)	Obtain and maintain valid and in force, throughout the term of the Agreement, the insurance policies necessary to cover the risks of making the DGS available, as well as all licenses and authorizations of its responsibility and related to the activities of making the DGSs available, as well as all those of its responsibility necessary for the fulfillment of the obligations assumed in the Agreement;

c)	Ensure the delivery of the DGS free and cleared of any impediments and in full technical conditions of operation and operation, in order to allow its characterization as a consumer unit of the LESSEE;

d)	Obtain, as attorney of the LESSEE, the connection to the Local Concessionaire on behalf of the LESSEE following the rules and guidance of the Local Concessionaire and, as applicable, provide the necessary equipment and systems for the realization of this connection;

e)	Inform the LESSEE, within a maximum period of seventy-two (seventy-two) hours from the date of knowledge of the event, about any events of any nature that may pose a threat to the full and punctual fulfillment of the obligations assumed in the Agreement;

f)	Comply with all relevant federal, state and municipal laws and determinations in force during the performance of the Agreement;

g)	Protect and preserve the environment, as well as prevent and eradicate environmentally harmful practices, executing the Agreement in compliance with applicable current legislation, especially with regard to the National Environmental Policy and Environmental Crimes, as well as the applicable legal, normative and administrative acts related to the environmental and related area, emanating from the federal, state and municipal spheres , such as the guidelines and regulatory standards of all organs of the National Environment System - SISNAMA, mainly regarding the minimization of environmental risks, the control of emissions of pollutants and the deposit of hazardous waste, and to be responsible for the legal burden stemming from the non-compliance with the provisions of this item;

h)	Present and maintain throughout the execution of this contract the Program for Prevention of Environmental Risks - PPRA, as provided for in Ordinance No. 25, of 12/29/94, of the MTE, and its possible changes;

i)	In the event of the need to remove equipment and possible recomposition of the areas necessary to the original state, be fully and exclusively responsible for all actions for the complete fulfillment of such requirements, keeping the LESSEE safe and clear of any claims, claims or claims related to such facts, including third parties;

j)	Take responsibility for the safety, integrity and operationality of the DGS;

k)	Allow access and cooperate with operators and maintainers hired for the operation of the DGS that are not its staff;

l)	Ensure the veracity of the information provided for the performance of this contract, assuming, from now on, the responsibility and any damage caused by the inaccuracy, absence or inveracity of such information; And

m)	Assume the costs arising from the Operating Agreement with the distribution concessionaire and any investments necessary for the connection with the Local Concessionaire.

5.2. Without prejudice to the other obligations set forth in the Agreement, the LESSEE’s obligations are:

a)	Grant the LESSOR a power of attorney for the representation of the LESSEE before third parties and public agencies, with the exclusive purpose of performing the services provided for in this Agreement and keep it valid for all contractual period, renewing it whenever necessary;

b)	Enter into contracts with the local energy distributor required by industry regulation and keep them in force for the entire term of this Agreement;

c)	Pay the Rent due on time for the rental of the DGS, in accordance with the terms and conditions of this Agreement;

d)	Make available the LESSOR access to the DGS;

e)	Do not allocate the energy generated by the DGS for any purpose other than compensation with their own consumer units, in accordance with the current regulations, unless otherwise agreed with the LESSOR;

f)	Refund the DGS at the end of the Contract;

g)	Provide the required legal and regulatory information and documents for THE LESSOR to obtain and maintain valid and enforceable applicable licenses;

h)	Make payments due to the Local Power Utility, including: (i) the cost of availability; (ii) LESSOR demand; and (iii) fees and charges of your liability, as applicable.

6.	THE RESPONSIBILITY OF THE PARTIES

6.1. THE LESSOR shall keep the LESSEE unscathed for any obligation assigned to it on the grounds of the DGS, of the land used, the execution of this Agreement, the implementation, maintenance and operation of the DGS, and the LESSOR shall reimburse the LESSEE, in full, due to any fine, penalty, penalty, direct and indirect damages, exposure to image, lost profits or any types of losses attributed to it, as well as all costs proven for its defense in any administrative and/or judicial proceedings.

6.2. LESSOR shall keep the LESSEE unscathed and reimburse her, in full and to the extent of its liability, for any and all damages and/or losses caused in the following cases:

a)	ANEEL considers that the DGS does not comply with the provisions of the current regulations, and has imposed a fine and/or penalty on the LESSEE, including, but not limited to those provided for in ANEEL Normative Resolution No. 63/2004 and ANEEL Normative Resolution No. 414/2010, provided that the fact results from failures of a strictly technical operational nature for the proper functioning of the DGS, related to the execution of this Contract, that is, the maintenance and/or operation of the DGS, and also:

b)	Arising from any non-compliance with labor, civil, social and environmental obligations;

c)	Losses, charges, liens, foreclosures, , claims for unavailability or equivalent constrictions, encumbrances and/or expenses related to claims, proceedings and any disputes brought by, on behalf of or involving the LESSEE and which are related to facts, events and/or circumstances subject to this Agreement and arising from obligations assumed by THE LESSOR;

d)	Any damages caused by the LESSOR to the LESSEE, arising from the action or omission of its employees and LESSOR’s agents, in the provision of the DGS;

e)	Any loss or loss that the DGSs may, if necessary, cause to the LESSEE, third parties or the transmission and distribution network of local concessionaires.

6.3. Liability for regulatory and tax/tax obligations arising from the Agreements shall be assumed by each Party, in accordance with and to the extent of their respective responsibilities under the Agreements.

6.4. The LESSOR shall be responsible, directly or regressively, solely and exclusively, for the employment contracts of its employees, fully bearing the resulting salaries, labor, insurance and social security charges, which are levied or which will be levied directly or indirectly on the cost of labor, also accounting for any labor defaults in which it may be incurred, and the LESSEE’s solidarity or subsidiarity cannot be argued, thus, there is no employment link between the LESSOR’s employees, agents, contractors and / or subcontractors, maintaining the LESSEE unscathed for any and all obligations that may be attributed to it due to the SGD operation, and the LESSOR shall reimburse the LESSEE, in full, due to any fine, conviction, penalty or sanction that may be imputed to it after being res judicata, including, but not limited to, the costs for its defense in eventual administrative procedures and / or lawsuits, cases in which the LESSEE must immediately inform the LESSOR upon his service in order to enable it to integrate the passive pole of the demand, to present its considerations, guarantee the judgment (if and when applicable ) and directly bear any possible judicial condemnation arising therefrom.

6.5. Obligations to maintain and disclaim liability and to recompose property in this Agreement include, but are not limited to imposing on the Party having the duty to indemnify (“Responsible Party”) the duty to: (i) take all lawful measures, objectively possible and necessary to replace the party entitled to indemnification (“Indemnified Party”) and/or to prevent the Indemnified Party from any proceedings, proceedings or disputes initiated against the Indemnified Party by any party, extraordinary procedural substitutes in any capacity, legitimized, by competent regulatory authorities or processes or procedures that have cause to seek or object related to any facts, events and/or circumstances subject to this Agreement; (iii) directly pay for or reimburse the Indemnified Party for the proven and reasonable amounts paid as a result of irrevocable administrative and/or judicial orders and/or convictions, including penalties, in connection with third party claims; (iv) reimburse the Indemnified Party for reasonable expenses proven to be borne in relation to the demands of third parties; and (v) take all necessary measures to present, maintain and/or enforce guarantees, securities, guarantees or equivalent (“Guarantees”) or to have third parties present, maintain and/or enforce Guarantees, on behalf of the Indemnified Party in third party’s claims.

6.6. Notwithstanding the provisions of other provisions of this Agreement, it is expressly stipulated that THE LESSEE, in no event, liable for indirect damages, lost profits or any types of losses, such as loss of revenue, loss of revenue and loss of contracts, except in the event of proven fraud.

7.	PENALTIES, DEFAULT AND RESOLUTION

7.1. This Agreement may be settled in the following cases:

7.1.1.	Provided that without fault of either party, there are hypotheses in which there will be no imposition of any burden or penalties for early resolution:

a)	In the event that the Government extinguishes the energy credit compensation system established in Res. 482/2012 ANEEL and does not replace it with another similar one that can be used by the LESSEE;

b)	Failure to fit or disqualify the project as a generation distributed by the local distributor or by ANEEL, except for the LESSOR’s responsibility in providing its service;

c)	In the event of a fortuitous event or force majeure, duly proven, preventing the performance of the Contract for more than 90 (ninety) days; And

d)	Delay in the beginning of the start date of use of energy credits through the compensation system in the form of ANEEL Normative Resolution No. 482/2012 for a period exceeding 12 (twelve) months from this date for reasons not attributable to the conduct of either Party.

7.1.2.	If this Agreement is resolved by either Party for any of the following reasons, the Party that is at its fault as a cause of the contractual termination shall be obliged to pay the other Party the penalty provided for in Clause 7.5;

a)	Protocol of application by the other Party for judicial or extrajudicial recovery, regardless of whether judicial approval has been obtained; application for judicial or extrajudicial liquidation, regardless of the approval of the processing or, also, application for self-bankruptcy or decree of bankruptcy;

b)	Delay in payment of rent or charges, if the default is not remedied within ninety (90) days of receipt of notification by the defaulting Party;

c)	If THE LESSOR does not renew/extend the LESSEE’s environmental license(s) before the competent environmental agency(s), including, but not limited to, any loss of time for compliance with the obligations;

d)	in the event of the resolving conditions laid down in Clause 3.2;

e)	Failure to classify or disqualify the project as a generation distributed by the local distributor or ANEEL, provided that the fact arises from project failures and / or project execution, as well as any other problems of a strictly technical operational nature for the correct functioning of the SGD , related to the execution of this Agreement and / or the implementation, maintenance and / or operation of the SGD; or

f)	in the other cases of non-compliance with the obligations assumed by the Party that are not remedied within forty-five (45) days of receipt of notification for such purpose.

7.2. If the resolution is caused by the LESSEE’s default, the LESSOR may avail itself of the power of attorney granted to request the cancellation of the adhesion of the LESSEE’s consumer unit to the electricity compensation system with the distribution concessionaire, as well as proceed to the resolution of the contracts concluded with the local distributor, including the Operative Agreement.

7.2.1.	Operating Agreement means the document that complements the definitions, attributions, responsibilities and technical, operational and administrative procedures necessary for the operational relationship between the parties, taking into account the particularities of each connection point.

7.3. In the event of the contractual termination due to the LESSOR’s fault, the LESSOR shall bear, in addition to the penalty established in Clause 7.5, the reimbursement of all costs resulting from the procedures provided for in Clause 7.2, without prejudice to supplementary indemnity for the purposes of complying with the provisions of clause 6 of the this Agreement.

7.3.1.	In this case, the LESSOR will be responsible for all costs arising from the termination of the contracts mentioned in the preceding paragraph, as well as for the reimbursement to the LESSEE of the amounts spent by it during the period in which they remain in force, due to the procedures with the local Distributor(s) and/or fines that may be charged.

7.4. Termination of this Agreement does not release Parties from obligations due until the date of termination and confidentiality obligations, which will remain in effect for a period of 2 (two) years from the termination of the Agreement, and will not affect or limit any rights that , expressly or by its nature, must remain in force after the resolution or resulting from it.

7.5. The Party that, by action or omission, gives rise to the termination of this Agreement shall be obliged to pay the defaulting Party within thirty (30) days of the date of receipt of the notice of termination, a penalty to be calculated as described below:

7.5.1.	In the event that THE LESSOR has caused the termination of this Agreement after the provision of the DGS, the non-compensatory fine will be calculated as follows:

Contractual Fine = 0.50 x Rent x Months

Where:

Rent (R$) = amount in force in the month of termination

Months = number of months remaining for the end of the Contract Rental Period.

7.5.2.	In the event that THE LESSOR has caused the termination of this Agreement prior to the provision of the DGS, pursuant to clause 3.1.2. above, the LESSEE shall be entitled to receive a compensatory fine, to be calculated as follows:

Contractual fine = 1 x Economic Benefit x 24

Where:

Economic Benefit (R$) = value of the monthly economic benefit of the contract to the Lessor, according to the discount in relation to the captive market earned in the month prior to the resolution.

7.5.3.	In the event that the LESSEE has caused the termination of this Agreement, a compensatory fine to be calculated on the basis of the following formula:

Contractual Fine = 0.50 x Rent x Months

Where:

Rent (R$) = amount in force in the month of termination

Months = number of months remaining for the end of the Contract Rental Period.

8.	OF THE STATEMENTS AND GUARANTEES

8.1. Each Party declares and warrants that the following representations and warranties are valid, correct and complete on this date and shall keep them valid for the entire duration of this Agreement:

a)	Strictly observes and complies with all applicable laws applicable to your business and/or activities to be performed pursuant to this Agreement;

b)	The veracity of the information provided for compliance with this Agreement, assuming, from now on, the responsibility and any damages caused by the inaccuracy, absence or inveracity of such information;

c)	It is a company duly constituted and validly existing in accordance with the laws of Brazil, with all the powers and corporate authorizations to conduct its business as currently conducted and to hold the assets and assets herein held;

d)	It has the financial capacity to comply with the obligations established herein, as well as for the practice of all operations contemplated herein; And

e)	This Agreement constitutes a valid and binding obligation and against you, in accordance with the terms of this Agreement. The signing and performance of this Agreement is not subject to prior authorization, approval and/or prior consent of any nature arising out of any provision or provision of any agreement or contract to which the LESSEE is a party to or by reason of law, process or court order, or any reason.

9.	FORTUITOUS CASE OR FORCE MAJEURE

9.1. If one of the Parties is unable to comply with any of its obligations, due to fortuitous event or force majeure as provided in the Brazilian Civil Code, the Agreement shall remain in force, but the Party affected by the event shall not be liable for the consequences of non-compliance with its obligations during the duration of the event and in proportion to its effects, in accordance with the following necessary premises:

a) None of the Parties shall be considered delinquent in the fulfillment of its obligations for events arising from the COVID-19 Pandemic that, proven, without fault and beyond the control of the parties, do not allow compliance with the respective obligation, considering the parameters and assumptions defined in December 2019, the date of award of the purchase process regulated by Notice No. 001/2019 TELEFÔNICA. Such party shall be released only if it has already demonstrated or proves the link between the event and the impossibility of fulfilling its obligations by means of prior communication to the other party accompanied by such evidence and shall be released from the fulfillment of the respective obligations affected by the event during the period in which the Force Majeure persists;

b) To avail itself of the claim of Force Majeure, it is expressly agreed that the party affected by such an event must make its best efforts to limit the effects of the Force Majeure event, either by fulfilling obligations under the Project Contracts that are not affected by the COVID-19 Pandemic, either by taking alternative measures, or by demonstrating the impossibility or absence of reasonable alternative measures;

c) In this case, to the extent that Force Majeure is proven in accordance with the above items and as long as the event persists and the impossibility of fulfilling the respective obligation, the contractual penalties will not be applied under the Brazilian Civil Code, as well as the time limits indicated in the Contract, especially due to the commitment to deliver the DGS, will be superseded until the effects arising from such event on such obligations are sanctioned in such a way as to allow reasonable compliance with the obligation in the manner parameters previously agreed upon in this contract; And

d) Regardless of the occasional exemption from liability due to Force Majeure, the Parties undertake to negotiate in good faith, as soon as possible, any changes that are necessary to readjust SGD’s delivery schedule and resume the full execution of the Contract, should it be necessary. necessary, without this being an excuse for changes in prices already agreed between the Parties, especially the benefit guaranteed for the reduction of the energy cost by the LESSEE.

9.2. The Party affected by an event that is proven to characterize the fortuitous event or force majeure will report to the other, no later than seventy-two hours, of the circumstances of the event, detailing its nature, when possible the expectation of time for it to fulfill the obligation reached and other information that is pertinent, in addition to regularly renewing the same information.

9.3. Either Party may terminate this Agreement without the penalties provided for in Clause 7 in the event that the effects of the fortuitous case and force majeure last for more than ninety (90) days.

10.	OF THE CONTRACTUAL ASSIGNMENT

10.1. LESSOR may only assign and/or guarantee the rights and obligations of this agreement, in whole or in part, by prior written consent of the legal representatives of the LESSEE, , except for subsidiaries, affiliates or those belonging to the same economic group of the LESSOR, remaining the LESSOR as subsidiary responsible for the obligations arising from this Agreement, being sufficient, for the formalization of the assignment in such authorized cases, the prior notification in writing to the LESSEE.

10.2. The LESSOR may not assign or transfer to third parties, in whole or in part, its rights and obligations arising from this Agreement, without express and written consent of LESSOR, except for subsidiary companies, affiliates or belonging to the same economic group of the LESSEE, and that does not imply any change of the CNPJ, sufficing, for the formalization of the assignment in such authorized cases, the prior written notification to the LESSEE.

10.3. The LESSOR may, as an exception to the provision in Clause 10.1 above, assign its rights under this Agreement or encumber the leased assets in favor of first-rate financing agents, with the sole purpose of obtaining financing for the construction of the SGD, provided that and only if (i) the assignment is communicated at least 60 (sixty) days in advance; (ii) such assignment is limited to obtaining funds to make the object of this Agreement feasible, the LESSOR is not authorized to assign credit rights for any other purpose or to finance any other activity; (iii) such assignment is limited to the credits of the LESSOR in this Agreement or in other contracts of the same nature, provided that this Agreement is included in said financing, the LESSOR continuing to appear as the only obligated and responsible for the fulfillment of all its obligations; and (iv) the LESSEE must not have its credit limit affected by financial institutions and / or the capital market, and the LESSOR’s credit risk must be considered for all purposes; and (v) the financing agent agrees through the financing contract or through another written document that all the conditions provided for in this clause will be respected, and the Financial Institution will not assume any responsibility in the present relationship between the Parties.

10.4. Each Party agrees to take all commercially required and reasonable measures, including the signing of agreements, letters of recognition or consent, in order to demonstrate the creation and effectiveness of such assignment, transfer or recording, provided that the terms and conditions of such financing comply with the provisions of this Agreement.

10.5. The Parties agree that any payment to be made by THE LESSEE in relation to the obligations assumed in this contract shall be made in the account of the LESSOR’s own ownership, even if authorized to transfer and/or given in guarantee the rights and obligations of this contract, in whole or in part.

10.6. The LESSOR may change the bank details that it wishes to receive payments only upon prior notice to the LESSEE and provided that clause 10.4 is respected.

10.7. Notwithstanding the provisions of Clause 10.3 above, the Parties agree that the LESSEE will not be responsible for the LESSOR’s debt to financing entities, nor will it be liable for the obligations contracted by the LESSOR, in any event, under penalty of immediate termination of this Agreement by the LESSEE , without prejudice to the collection of indemnity for losses and damages, with no possibility of encumbrance or collection of any amounts to the disadvantage of the LESSEE.

10.8. LESSOR is fully responsible for any damage, loss or cost that the LESSEE may suffer as a result of the assignment, transfer or security of the credits originated by this contract.

11.	CONFIDENTIALITY

11.1. The Parties acknowledge that during the term and performance of this Agreement they shall have access to confidential information of the other Party and therefore undertake, for the duration of this Agreement and after its termination, to:

11.1.1.	Maintain absolute secrecy about any and all confidential information of the other Party, obtained as a result of the negotiations that resulted in this Agreement and/or the course of its execution, committing not to disclose it to any person, other than a member of the team involved in the activities relating to the object contracted, without the prior and express authorization of the other Party, except in the case of request by competent authority;

11.1.2.	Do not use the information considered confidential in any case not related to the execution of the contracted object and take all necessary measures to prevent unauthorized exposure or use of confidential information by persons not prior to and expressly authorized in writing by the other Party; and

11.1.3.	Give immediate notice to the other Party of any unauthorized uses or exposures of confidential information, contributing to its best efforts to curb such uses or unauthorized exposure of its confidential information.

11.2. For the purposes of this Agreement, confidential information, inventions, discoveries, ideas, concepts, know-how, techniques, methodologies, designs, specifications, drawings, diagrams, models, samples, data, statistical results, algorithms, source codes, computer programs, disks, floppy disks, tapes, storage media in general, marketing plans, and other technical, strategic, operational, technological, financial or commercial and industrial property information, consumer property addresses, consumption histories; not excluding others, including verbal, not mentioned herein, of similar private content and restricted knowledge or arising from the expertise of each Party.

11.3. Confidential information shall not be considered: (i) those already in the public domain; (ii) information received from another source, provided that this source is not in breach of any obligation of confidentiality upon disclosure of such information, (iii)that information disclosed by reason of a court order or legal determination, (iv) that is already known to the Party before it was disclosed, or (v) has its disclosure approved in writing by the Party holding it.

11.4. The confidentiality obligations set forth in the Above Clause shall bind the Parties during the term of this Agreement and shall continue in the event of termination, regardless of the reason for which it may occur, for a period of 02 (two) years. Failure to comply with such obligations by one party, without the express written permission of the other PARTY, shall enable the immediate termination of this Agreement with the appropriate penalties and without prejudice to liability for the losses and damages proven to be caused to the Party and/or third parties, and the criminal liability to which its administrators will be liable for breach of confidentiality.

11.5. The Receiving Party shall be obliged to obtain the prior and express consent of the Disclosing Party for the eventual disclosure and/or publication of any reports, illustrations, interviews or details relating to the subject matter of this Agreement. If the Receiving Party is required by law, regulation, court order or government authorities empowered to disclose any Confidential Information, the Receiving Party shall immediately communicate to the Disclosing Party, in writing and prior to such disclosure, so that the Disclosing Party may seek a court order or other remedy from the appropriate authority that prevents disclosure. The Disclosing Party undertakes to cooperate with the Receiving Party in obtaining such court order or other remedy that prevents disclosure. The Disclosing Party also agrees that if the Disclosing Party fails to comply with the obligation to disclose the Confidential Information, it shall disclose only the Portion of the Confidential Information that is being legally required and that it will do its best to obtain reliable assurances that confidential treatment of the requested Confidential Information will be given confidentially.

11.6. The Parties undertake to keep and protect all documents made available within the strictest control, reliability and security regime, and shall be used solely and exclusively in strict compliance with and enforcement of the clauses and conditions set forth in this Agreement. The Parties shall apply to the custody and security of such documents the same degree of confidentiality and protection that would be expected in relation to the documents and information of their property and shall return them to the other Party immediately in the event of termination of this Agreement for any reason.

12.	OBLIGATIONS TO COMPLY WITH ANTI-CORRUPTION LAWS

12.1. The Parties undertake, acknowledge and warrant that:

a)	Both the Parties, as well as any of the companies or persons controlling it, as well as its subsidiaries, their partners, legal representatives, directors, employees and agents related in any way to the Relevant Commitment, will comply at all times during the Relevant Commitment (including, but not limited to where applicable, the acquisition of products and/or content relating to the supply of goods and/or the provision of services covered by this agreement) with all applicable anti-corruption laws, statutes, regulations and codes, including, in any case and without limitation, the Foreign Corrupt Practices Act (FCPA);[1]

b)	in relation to the Relevant Commitment, LESSOR, the companies or persons who control it, its subsidiaries, its partners, legal representatives, administrators, employees and agents, will not offer, promise or deliver, or, prior to the signing of this contract, have already offered, promised or delivered, directly or indirectly, money or objects of value to (i) “Public Official” in order to influence their actions or with a particular public agency or, in any way, to obtain an undue advantage; (ii) any other person, if he is aware that all or part of the money or object of value will be offered or handed over to a Public Official in order to influence his actions or with a particular public body or, in any way, to obtain an undue advantage; or (iii) any other person in order to induce him or her to act unfairly or in any way inappropriate;[2]

c)	the Parties shall retain and maintain accurate and reasonably detailed financial books and records with respect to this agreement and the Relevant Commitment;

d)	the Parties have, and will maintain in force during the term of this agreement, their own policies and/or procedures to ensure compliance with anti-corruption laws, and sufficient to reasonably ensure that violations of anti-corruption laws are prevented, detected and deterred;

e)	the LESSOR shall immediately notify the LESSEE of non-compliance with any of the obligations described in letters (a) and (b) of this Clause. In the event of such non-compliance, the LESSEE reserves the right to demand from the LESSOR the immediate adoption of appropriate corrective measures;

1 “Relevant Commitment”: is the subject of this agreement.

2 “Public Official” includes any person who works for or on behalf of a federal, state, municipal, or district government agency, direct or indirect administration (including companies owned or controlled by the government) or any international public organization. This expression also includes political parties, party employees and candidates for public office.

f)	the LESSOR’s manifestations, guarantees and commitments contained in this Clause will be fully applicable to any third party subject to the LESSOR’s control and influence, or acting on its behalf, with respect to the Relevant Commitment; so that the LESSOR declares that it has taken all reasonable measures to ensure compliance with the manifestations, guarantees and commitments by these third parties. In addition, no rights or obligations, as well as any services to be provided by the LESSOR in relation to the Relevant Commitment, will be assigned, transferred or subcontracted to any third party without the LESSEE’s prior written consent;;

g)	LESSOR will periodically certify that it complies with this Clause whenever requested by the LESSEE.

12.2. Breach.

a)	a) Failure to comply with this “Compliance with Anti-Corruption Laws” Clause will be considered a serious breach of contract. In the event of such non-compliance, except if it is corrected as provided for in letter (e) of this Clause, this contract may be immediately suspended or terminated by the LESSEE, and the LESSEE shall not be required to pay any amount due to the LESSOR.

b)	b) To the extent permitted by applicable law, LESSOR shall indemnify and exempt LESSEE from any and all claims, damages, losses, losses, penalties and costs (including, but not limited to, attorney’s fees) and any related or related expenses the LESSOR’s failure to comply with its obligations contained in this Clause of “Compliance with Laws to Combat Corruption”.

12.3. The LESSEE will have the right to audit the LESSOR’s compliance with its obligations and manifestations contained in this Clause of “Compliance with the Laws to Combat Corruption”. LESSOR will fully cooperate with any audit, review or investigation carried out by LESSEE or on behalf of LESSEE.

13.	SUSTAINABILITY CONDITIONS

13.1. THE LESSOR declares itself aware and in accordance with the following documents:

a) Meet the Sustainability Policy in the LESSEE’s Supply Chain, available at the e-mail address below and incorporate in its management the Sustainable Development Goals (SDGs), available in http://www.estrategiaods.org.br/:Link Sustainability Policy: http://www.telefonica.com.com.com br/servlet/Satellite?c=Page&cid=1386095496540&pagename=InstitucionalVivo%2FPage%2FTemplateTextoDocumento.

b) Adopt fair and ethical conduct, respecting the responsible Business Principles available at the following e-mail address, in respect of which the LESSOR already declares to know and be bound: http://www.telefonica.com.br/servlet/Satellite?c=Page&cid=1386094115465&pagename=InstitucionalVivo%2FPage%2FTemplateTextoDocumento

13.2. The LESSOR shall:

a) In its working and supply relationships:

●	Respect and promote diversity by refraining from all forms of discrimination, so that no employee or potential employee receives unequal treatment due to prejudice by race, skin color, ethnic origin, nationality, social position, age, religion, gender, sexual orientation, personal aesthetics, physical, mental or mental condition, marital status, opinion, political conviction, or any other differentiating factor;

●	Do not use/abuse force by the asset security team, including third parties;

●	Not to allow the practice of slave-like labor or any other form of illegal work, as well as to implement efforts with their respective suppliers of products and services, so that they also commit themselves to the same effect;

●	Do not employ children under the age of 18 for night work, dangerous or unhealthy, and under sixteen for any work. And combat the sexual exploitation of children and adolescents;

●	Ensure best practices regarding the supply of products keeping in mind the well-being of the user, ensuring their health and safety;

●	Ensure traceability and compliance with labor and human rights in the acquisition of raw materials and/or minerals from conflict-affected and high-risk areas;

(b) in relation to the Environment:

●	Protect and preserve the environment, avoiding any actions that may cause damage;

●	Perform their services in strict compliance with applicable legal and regulatory standards, federal, state or municipal;

●	Seek improvements to reduce its environmental impacts;

●	Implement efforts with their respective suppliers of products and services, so that they also commit themselves to the same direction;

●	Take measures to minimize the impact on climate change resulting from its activity and its value chain;

●	Provide information, when requested by the LESSEE, on greenhouse gas emissions and energy consumption related to the services and products it provides.

●	Dispose of their different waste that has been produced as a result of the execution of works and/or services and consider the practices for reducing them, taking into account the related laws, where applicable;

●	Ensure the legal origin of the wood used in all processes involving the LESSEE, in the case of suppliers of infrastructure, wood materials);

●	Ensure adherence to the Restriction of Certain Hazardous Substances (RoHS) Directive and the RAEE Directive in Europe, in the case of electrical and electronic equipment suppliers;

●	Comply with the standards and laws of storage and transport of hazardous products/waste, where applicable; And

●	Take responsibility for the care and decontamination of the affected area in cases of operational deviations that cause environmental contamination.

13.3. All provisions established in this Agreement apply to the LESSOR and its subcontractors involved in the fulfillment of the object of this Agreement, who must be aware of the respective requirements.

13.4. The LESSOR is solely responsible for any breach of the conditions established in this Contract, by itself or by its subcontractors, keeping the LESSEE exempt from any burden or penalty, including in the case of the purchase of materials from third parties.

13.5. At any time, the LESSEE may request evidence and make visits to the LESSOR, with the purpose of assessing compliance with the provisions set out in Clause 13.2 of this Agreement.

13.6. Failure to comply with any of the provisions of Clause 13 of this Agreement may give rise to contractual termination or, at the LESSEE’s discretion, the presentation by the LESSOR of an action plan detailing the corrective measures, to be approved by the LESSEE.

14.	LABOR RESPONSIBILITY

14.1. This Agreement does not establish any employment relationship between the employees of THE LESSOR in relation to THE LESSEE, which shall remain exempt from any liability or obligation with respect to the employees or subcontractors of THE LESSOR involved in the Services, directly or indirectly.

14.2. The provision of the Services must be directed by LESSOR agents, who must designate at least one of its employees to interface with the LESSEE on the manner and quality of the execution of the Services.

14.3. THE LESSOR assumes full responsibility for the labor, social security and tax charges arising from the bond maintained in relation to its employees in the performance of the object of this Agreement, exempting the LESSEE from any obligations, formally committing to reimburse the LESSEE any and all expenses or costs that it has proven disbursed in this regard.

14.4. In the event that labor claims are filed against the LESSEE, by employees of the LESSOR and / or its consortiums or sub letters, based on this or any other contract, the LESSOR hereby authorizes the LESSEE, without the need for prior notification, to be withheld from the (s) invoice (s) due, sufficient amount to pay the sums claimed, their charges and corresponding procedural expenses, based on the risk estimate valued by labor calculations made by the LESSEE, even if to close the claim by agreement . The discount will be made after the publication of the first instance condemnatory sentence, in case the LESSEE is not excluded from the dispute or agreement between the LESSOR and the plaintiff.

14.5. The LESSEE reserves the right to proceed with the retention referred to in the preceding clause, at the calculated value of the request, in cases where the proximity of the expiry of this Agreement does not allow the decision of 1st Instance to be ad office.

14.6. The LESSEE will proceed, monthly, to discount the sum of the amounts effectively paid to third parties (including attorneys’ fees), for conducting the legal proceedings brought by the LESSOR’s employees, or any of its sublease companies, in which the LESSEE appears on the liability side.

14.7. THE LESSOR shall be liable for the financial burden arising from any convictions in labor claims promoted by its own employees or its sub-LESSEEs or third parties linked to the provision of the Services against the LESSEE, even if it is not part of the passive pole, under penalty of characterization of non-compliance with the Contract.

14.8. The authorization provided for in Clause 14.4 is also applicable to cases in which there is a judicial, other than labor, or administrative demand, in which there is joint, subsidiary or isolated condemnation, arising, directly or indirectly, from the performance of the object of this Agreement, including, but not limited to, court costs, attorneys’ fees, indemnities against the LESSEE, by third parties who believe they are harmed by the LESSOR’s act or fact, sublease, collaborators or others.

14.9. In lieu of the discount provided for in Clause 14.4, the LESSOR may opt for security or bank guarantee valued by labor calculations made by the LESSEE due to the process, the guarantee of which must be proven constituted and presented to the LESSEE, within the same period.

14.10. If there is insufficient balance for retention provided for in Clause 14.4, the LESSEE may require security or bank guarantee in the same terms as provided in the above clause.

14.11. The amounts withheld on the basis of this authorization will be immediately released in favor of the LESSOR, less the costs of the process, if any, as soon as it is proven before the LESSEE the extinction, for all legal purposes, of the legal action (s) (a) or administrative (s) giving rise to the retention.

14.12. At the end of the contractual term or in the event of termination of the Contract, the LESSEE reserves the right to withhold amounts related to the rescission amounts of the employees of the LESSOR, in cases where due payment is not made within the legal period.

14.13. LESSOR declares that all its employees are insured against risks of accidents at work, exempting the LESSEE from any responsibility for the payment of any indemnities arising from actions of this nature.

15.	OCCUPATIONAL HEALTH AND SAFETY OBLIGATIONS

15.1. The LESSOR shall comply with all the requirements imposed by federal, state and municipal legislation regarding safety, hygiene and occupational medicine, particularly those pertaining to Law No. 6,514 / 77, Law No. 8,212 / 91 to Decree No. 2,173 / 97, to Ordinance No. 3,214 / 78 and to all Regulatory Norms, Ordinances and Service Orders issued by the Ministry of Labor and Employment, being responsible for their possible non-compliance through fault or deceit, whether by action or omission, by their managers, employees , sublease companies and their collaborators or any of their representatives.

15.2. THE LESSOR shall, but not limited to, be required to:

a) Develop and implement procedures, work orders and preliminary risk analysis on occupational safety, informing its employees about the measures they must take to eliminate or neutralize the risks of accidents and illnesses arising from work, related to the activities resulting from this Contract;

b) Provide free of charge to its employees, requiring use and supervising the use of Individual Protection Equipment (EPI) and Collective Equipment (EPC) duly certified and approved by the Ministry of Labor, always considering the best protection alternative. PPE’s and EPC’s should be replaced whenever necessary, or in any condition that may present a risk of accident or unsafe condition for the employee;

c) Deliver to LESSEE all information requested during the term of the Contract, inclusive when requested by LESSEE’s Occupational Health and Safety area according to the monthly schedule established between the Parties or at any time;

d) Mandatorily maintain the dimensioning of the SESMT (Specialized Service in Safety Engineering and Occupational Medicine) duly registered with the competent body. If you are not legally obliged to establish your own SESMT, you must keep the name of the person responsible for matters pertaining to Occupational Health and Safety, updated, with the LESSEE’s Occupational Safety Management. The SESMT should act in order to control the risks of the operations and promote a preventive environment; and

e) Present, at the beginning of the provision of services, all documents requested by the LESSEE Management Allies or Work Safety areas, in order to prove that all the requirements applicable to the Regulatory Norms are being met and keep them duly updated during the term the contract;

15.3. The LESSOR shall keep updated documents in the work environment of the employees to prove:

a) Delivery of PPE - Personal Protective Equipment;

b) Occupational Health Certificate in force according to the risks;

c) Site risk management, through a risk map or Environmental Risk Prevention Program;

d) Updated Normative Training, according to the legally established hourly load;

e) Provide all necessary assistance to the rescue of Occupational Accidents involving its employees, as well as provide the issuance of CAT, within the established legal deadlines and forward a copy of it to the Management of Occupational Health and Safety of the LESSEE, reporting the occurrence in the monthly reports established between the Parties;

f) To provide the standardization of its employees, appropriate to the risk of its activities, according to legal requirements and standards, paying attention to the appropriate periods of exchange, especially for those categorized as Risk II; And

g) Allow the LESSEE, including without prior communication, to perform documentary or workplace audits, in order to verify compliance with legal requirements, subjecting the LESSOR to specific penalties when identifying irregularities and or non-compliance with the Contract and non-conformities. In being detected irregularities or conditions that expose employees to risks, the LESSEE will have the right to request the embargo of the operation until the regularization of the situation pointed out.

16.	OF THE GENERAL PROVISIONS

16.1. Nothing in this Agreement shall be construed as creating any corporate, labor or tax relationship between the Parties or their representatives.

16.2. This Agreement is entered into in an irrevocable and irrevocable manner, obliging the Parties, as well as their successors and assigns to any title. The Parties and their successors and assigns shall fully comply with the obligations set forth in this Agreement in accordance with applicable rules.

16.3. The declared nullity of any of the clauses or conditions herein agreed shall not result in the invalidity of this Agreement, which shall remain valid and enforceable in all its other terms and conditions. If the alluded illegality, invalidity or unenforceability is of a temporary nature, the device reached shall have its effects suspended until such time as the conflict with applicable law ceases. However, if the alluded illegality, invalidity or unenforceability is of a permanent nature, the Parties, by mutual agreement, shall herein provide a new provision to replace the previous one and preserve the content of the Clause or condition in question.

16.4. The Parties shall adjust to each other the mutual non-exclusive in relation to the subject matter of this Agreement, except for the LESSEE’s Consumer Units relating to this Distributed Generation project, for which the Parties shall be exclusive in relation to the subject matter of this Agreement.

16.4.1.	The Parties agree that the relationship of the LESSEE’s consumer units in connection with this Distributed Generation project may be changed at any time, provided that (i) notified to the LESSOR at least 60 (sixty) days in advance, (ii) the new consumer units are in the concession area of the local concessionaire corresponding to the localities where the DGS are located, (iii) the average consumption level of all the LESSEE’s consumer units is maintained or increased and (iv) is regulatorily possible.

16.5. This agreement does not represent a relationship between the Parties of a labor, representative, joint venture, fact or law company, consortium or any other nature.

16.6. Any notice or other communication from one Party to the other related to the Agreement shall be made in writing, in Portuguese, and shall be deemed delivered if sent by registered mail, e-mail (e-mail), in any case with formal proof of receipt, at the addresses mentioned by them in the preamble to the Agreement, or to the addresses that, in the future, will expressly indicate.

16.7. LESSOR expressly acknowledges that it may not, either by itself or by its directors, employees or agents, enter into any document or assume obligations on behalf of renter or use its brand without proper authorization.

16.8. It is expressly and irrevocably established that the Parties’ failure to exercise any rights or powers assisting them under this Agreement, or the tolerance for delays in fulfilling obligations, shall not characterize or affect those rights or powers, which may be exercised at any time and shall not alter the conditions agreed forth in this Agreement.

16.9. The Agreement is recognized by the Parties as an enforceable title, in the form of Article 784, item III, of the Code of Civil Procedure, for the purpose of collecting the amounts due.

16.10. This Agreement is entered into on an irrevocable and irrevocable basis, constituting legal, valid and binding obligations between the Parties and their successors in any capacity, being enforceable in accordance with their respective terms. The provisions contained in this Agreement consist of the entire agreement between the Parties and shall prevail over all prior agreements and understandings and herein not expressly stated, both written and verbal, if any signed between them with respect to their object.

16.11. This Agreement shall be governed by and construed by the laws of the Federative Republic of Brazil.

16.12. The LESSOR and LESSEE appoint as responsible for the purposes of managing this Agreement, respectively:

●	If for the LESSEE

CORRESPONDENCE: Av. Engenheiro Luís Carlos Berrini, 1.376 - 16º andar, Cidade Monções, São Paulo - SP, 04571-936.

A/C and E-mail:

A/C Jussara Oliveira Tassini / E-mail: jussara.tassini@telefonica.com

A/C Claudio Donizete de Araujo / E-mail: claudio.araujo@telefonica.com

A/C Marcelo Baptista da Silva / E-mail: marcelob.silva@telefonica.com

●	If for THE LESSOR

CORRESPONDENCE: Rua Voluntários da Pátria, 190, Grupo 925, Botafogo, Rio de Janeiro, RJ, ZIP Code: 22270-902

A/C André Cavalcanti de Castro/E-mail: andre.castro@geraeb.com.br;

A/C Ramon de Oliveira Junior/ E-mail: ramon.oliveira@geraeb.com.br.

16.13. This Agreement is for the sole and exclusive benefit of the Parties, their respective successors and authorized assigns, and this Agreement shall not confer upon any third party any prerogative, power, cause of action or right.

16.14. THE LESSOR may not attach the leased thing (DGS) or offer it as a guarantee of any business and shall keep it exempt from any contractual, tax or any charges during the term of the lease, except for the prior and express consent, in writing of the LESSEE.

16.15. No change to the terms of this Agreement shall take effect unless it is made in writing and signed by each PARTY.

16.16. This Agreement constitutes the entire agreement of the Parties and annuls and supersedes any prior agreements and documents between the Parties, verbal or written, in relation to the same matter and objects herein.

16.17. This Agreement is given the character of non-exclusivity, either in relation to the provision of the services, in relation to the LESSOR, or in relation to the employees of the latter.

16.18. This Agreement obliges the Parties and successors to comply with and enforce, at any time, the provisions herein agreed upon.

16.19. Any delays in meeting the deadlines set or violations of the provisions of this Agreement, by either Party, shall be considered as excluding liability and contractual fines, if they result from force majeure and/or fortuitous event, as provided for in Article 393 of the Brazilian Civil Code, and the Party unable to comply with its obligation shall make notice to the other, in writing and immediately, of the occurrence of its impossibility and respective consequences.

16.20. During the course of the term of this agreement and in relation to its performance, all statements shall be expressed in writing, regardless of the silence of the Parties in accordance with any term and/or condition that wishes to apply to it.

16.21. Neither Party may claim ignorance or non-receipt of any communication that has been addressed and addressed in the manner provided for above, and it is certain that none of them may claim ignorance if, having changed addresses, it has not notified the other of such circumstances and the new address.

16.22. In view of the nature and subject matter of this Agreement, LESSOR is obliged by itself, its employees and/or agents, to maintain absolute secrecy about the data, technical or commercial specifications and other confidential information to which it may have access or knowledge under this Agreement, not disclosing it in any way or under any pretext. The confidentiality nature extends in time and space and must be respected by THE LESSOR, as well as by its employees and agents, not only during the term of the Agreement, but also after the eventual termination of the contractual relationship, under penalty of being liable for losses and damages and other compliances provided for non-compliance with a contractual clause.

16.23. It is now certain and agreed between the Parties that the LESSEE may, at any time and at its sole discretion, carry out audits in order to verify whether the LESSOR is complying with the terms and conditions of this Agreement, and the LESSOR shall, in such cases, allow the LESSEE employees, or whoever it indicates, to have access to the LESSOR documents that, directly or indirectly, are related to the provision of services covered by this Agreement

17.	DISPUTE SETTLEMENT AND FORUM

17.1. In the event of any claim or controversy arising out of this Agreement, relating to or arising out of its breach, the Parties shall make their best efforts to resolve the matter in an amicable manner.

17.2. If the Parties do not reach an agreement, disputes between the Parties arising out of this Agreement shall be settled by arbitration, to be conducted in the city of São Paulo, in Portuguese, before an arbitral tribunal consisting of one (1) arbitrator, in accordance with the regulations of the Chamber of Business Arbitration Brazil - CAMARB (“Arbitration Chamber”) and with this Agreement, especially with the adoption of expeditious rite..

17.3. Without waiver or prejudice of this arbitration clause, the Parties retain the right to file judicial measures to (a) request injunctions or precautionary measures in order to avoid injury or threat of injury of rights prior to the establishment of the arbitral tribunal; (b) require compliance with this arbitration clause; (c) implement this Instrument or require compliance with the decisions of the arbitral tribunal. To this end, the Parties elect the forum of the city of São Paulo.

17.4. For the purposes of Article 10, §2 of Provisional Measure No. 2002-2, the Parties expressly state that they fully recognize the authenticity, integrity and legal validity of the instrument herein signed by electronic means.

And, because they are so fair and in agreement, the Parties conclude this Agreement and its Annex in 01 (one) of the same content, in the presence of the two witnesses undersigned.

São Paulo, June 4, 2020.

ENERGEA PALMAS S.A.

Name: André Cavalcanti de Castro

Position: Director

TELEFÓNICA BRASIL S.A.

Name: Position:	Name: Position:

GERA ENERGIA BRASIL S.A

Name: André Cavalcanti de Castro Position: Managing Partner	Name: Ramon de Oliveira Junior Position: Managing Partner

CONTROL OF THE LESSOR: WITNESS OF THE LESSOR:

Name: CPF: RG:	Name: RG: CPF:

Annex I - Financial Conditions: Prices, Billing and Payment

1.	PRICES

1.1.	For the lease of the DGS, the subject of this Agreement, the LESSOR will pay the LESSOR the monthly amount of R$ 200,703.93 (two hundred thousand, seven hundred and three reais and ninety-three cents).

1.2.	The amount provided for in Clause 1.1 includes all direct costs (materials, labor, installation/configuration, administration, social, labor and tax charges, among others) and indirect (fees, insurance, taxes, expenses and customs fees, operational transportation expenses (national and international freight), transportation of materials, goods and people and their insurance, packaging, lodgings, air tickets, road, travel, food, equipment, tools, consumable goods, among others), as well as any input that may influence the same, not being admitted, in any capacity, the collection of additional amounts.

2.	BILLING CONDITIONS

2.1.	The billing(s) to be realized by the LESSOR, in accordance with the prices provided for in item 1.1 of this Annex II, shall only occur after the issuance of the respective orders by the LESSEE. The LESSOR must indicate, at the time of billing, any tax benefits contained in the request or supervenient to it.

2.2.	Only the charge will be accepted with the prior issuance of Invoice/ Invoice according to applicable legislation. The LESSOR shall issue the collection tax document(s), demonstrating the deduction of any withholdings, if any, in the net amount receivable, which shall contain the information described below, otherwise the respective payment will not be made:

2.2.1.	Address of the LESSEE.

2.2.2.	Address / Municipality where the Goods/services are being delivered.

2.2.3.	Postal Address Code (ZIP Code) of the Municipality where the Goods/services was provided.

2.2.4.	SAP number.

2.2.5.	Purchase Order number and numbers of the respective items and sub-items of the order and the number of the work, when any.

2.2.6.	Spreadsheet containing the description of the Goods/services as broken down in the order in correspondence with the items and sub-items contained in the invoice.

2.2.7.	Contract Management Area responsible for approving and releasing the payment.

2.2.8.	Account Assignment (account, cost center, cost object).

2.3.	Invoices must be issued on behalf of the LESSEE and/or the qualifying subsidiary(s) below according to the place where the Goods are supplied:

[

]

The foregoing portions of this exhibit, indicated by the redaction boxes, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.4.	The Invoice(s) Invoice(s)/invoice(s) submitted by the LESSOR shall contain the order numbers and the supply order number indicated by the LESSEE.

2.5.	The billing will be made by THE LESSOR upon presentation, in the manner indicated in items 3.2 to 3.5 below, of the collection documents that prove the actual supplies of the Goods/services, as well as presenting all the information requested by the LESSEE for clarification of the collection, otherwise payment will not be made.

2.6.	Invoices issued in disagreement with the payment terms described in this agreement and its attachments will mischaracterize any delay by the LESSEE.

2.7.	The LESSOR will be responsible for the charges/expenses that the LESSEE may incur due to the presentation of Invoices / Invoices in the JU (single window) outside the period of competence of the same.

3.	PAYMENT TERMS

3.1.	The payment (s) will be made after 35 (thirty-five) days from the total fulfillment of all the conditions listed below: (i) delivery, by the LESSOR, of the tax documentation and of collection in the LESSEE tool / Portal referring to 100% (one hundred percent) of each event in the order; (ii) payment of 100% (one hundred percent) of the obligations related to each physical event; (iii) approval of said event in the LESSEE payment system; and (iv) legal contract signed and effective on the date of approval of the physical event in the LESSEE system, observing the Treasury Cycles, rules and proportions established in this Annex.

3.1.1.	The “Treasury Cycles” are pre-defined dates by the LESSEE, every six months, for the realization of payments during the month, with a minimum periodicity of 03 (three) times and maximum interval between each Cycle of 15 (fifteen) days. Currently, the days defined for making payments are 04, 12 and 22 of each month or on the first business day following them.

3.1.2.	The LESSOR will be communicated by the LESSEE, at least 30 (thirty) days in advance, at each change of the Treasury Cycles.

3.1.3.	If the payment(s) is scheduled for a different date(s) of the Treasury Cycles, it(s) will be made in the Cycle immediately after the scheduled date, without this representing a delay and resulting in a penalty of the LESSEE.

3.1.4.	If any of the Treasury Cycles is on a non-working day, the maturity will be given to the first business day immediately thereafter.

3.2.	The invoice(s) tax(s) will be delivered(s) when inserted in the BrNotas tool or other tool(s), according to the direction of the LESSEE.

3.3.	Access to the BrNotas tool must be via the https://ged360.vivo.com.br/brnotaslink.

3.4.	With this process it will no longer be necessary to send physical documents to LESSEE. The manual for access and handling of the tool will be made available by the Contract Management Area.

3.5.	If billing occurs in the checkbook model, the invoice must be physically delivered to the address below, without the need for electronic delivery mentioned in the previous items:

Delivery Center - SBC

Rua Brasílio Machado, 355 - Térreo - Ferrazópolis

São Bernardo do Campo, SP - Brazil - ZIP Code 09715-140

3.6.	The forwarding of insufficient or incomplete documentation by THE LESSOR will lead to the return, so that the deadline for the corresponding payment will start from the new receipt of the corrected documentation, provided that it is complete and without inaccuracies.

3.7.	The payment(s) will be made by the LESSEE(s) through a bank account deposit indicated by the LESSOR in the LESSEE’s Supplier Registry. Any changes to the bank account data must be requested from the LESSEE by letter, 15 (fifteen) days in advance, in the LESSOR’s letterhead form, signed by its legal representative(s).

3.7.1.	The proof(s) of bank deposit relating to payment(s) shall serve as a supporting document(s) of full, general and unrestricted discharge, and no longer fit any kind of charge by the LESSOR to the LESSEE, in any way, relating to the subject matter of this Agreement.

3.7.2.	If it is necessary to send amounts abroad, the Income Tax on the shipment, as well as any other tax charges due will be deducted by the LESSEE from the total amount of the invoice due to the LESSOR.

3.8.	In the event of delays in payments due to the exclusive fault of the LESSEE, the LESSEE will be automatically subject to payment of the principal amount indicated on the respective invoice, plus: (i) moratorium fine of 2% (two percent); (ii) default interest at the rate of 1% (one percent) per month, calculated from the due date of the respective invoice to the date of the actual payment “pro-rata-die”; (iii) monetary correction based on the variation of the adjustment index stipulated in the Contract or other index that will replace it, calculated from the due date of the respective invoice to the date of the actual payment “pro-rata-die.

3.8.1.	The LESSEE is not responsible for any types of financial charges arising from late payments, arising from registration divergences not reported by THE LESSOR in a timely manner for the payment of the billing document.

3.8.2.	The moratorium penalties of which item 3.8 is dealt with. will be charged by THE LESSOR by debit note, due on the same date of billing of the month following the payment of the invoice in arrears, and must be paid by the LESSER upon deposit in the bank account of the LESSOR, serving the proof of deposit as proof of payment and receipt of discharge

3.9.	Upon prior notice, the LESSEE is authorized to deduct from the LESSOR’s credits related to this Agreement any credits it has in the face of the LESSOR, regardless of question or protest.

3.9.1.	The Parties establish that, once the LESSOR is debtor to the LESSEE as a result of the provision of services related to its economic activity, the LESSEE may offset the LESSOR’s debt with the credits to which it is entitled under this instrument, in the terms of art. 368 et seq. Of the Civil Code.

3.9.2.	No payment will exempt THE LESSOR from the responsibilities of the Agreement, nor will it imply definitive acceptance of the Goods/services, in whole or in part.

3.10.	Failure to timely or satisfactorily comply with any of the LESSOR’s obligations, unless it is due to a fact that can be attributed to the LESSEE, will give rise to the right to withhold the payments provided for in this Agreement until such obligation is satisfactorily and fully fulfilled, without prejudice to the application of the penalties provided for. in this Agreement.

3.11.	Except in case of formal agreement by the LESSEE, the assignment or transfer of credits to third parties is expressly prohibited, therefore, any and all payments will be made directly to the LESSOR, exempting the LESSEE from any and all payments or obligations to third parties, for securities placed in collection, discounts, surety or other circulation or guarantee, including regarding the rights emerging from it, it being established that, under no circumstances, it will accept such titles, which will be returned, incontinently, to the individual or legal entity that has presented them .

3.12.	Considering that the physical and financial consideration of the object of this Agreement is subject to budgetary limits of mandatory observance by the LESSEE, the LESSOR will have a maximum period of 12 (twelve) months from the issuance of the order for the supply of the Goods and / or Services , to present all the collection documentation related to them (Nota Fiscal).

3.13.	The LESSOR hereby authorizes the LESSEE to cancel, after the period established above, the order not executed by the LESSOR, in its entirety and the remaining balance corresponding to it